EXHIBIT 10.41

                               FIRST AMENDMENT TO
                                 LOAN AGREEMENT

         This First Amendment to Loan Agreement ("Amendment") is entered into as of the 27th day of June, 1997 by and among PHYSICIANS RESOURCE GROUP, INC. ("Borrower"), a Delaware corporation; the banks that have executed this Amendment below (collectively "Lenders"); and NATIONSBANK OF TENNESSEE, N.A., in its capacity as Agent for Lenders ("Agent").

                                R E C I T A L S:

         WHEREAS, Lenders, Agent and Borrower have previously entered into that Loan Agreement (the "Loan Agreement") dated as of March 14, 1997; and

         WHEREAS, the parties wish to amend the Loan Agreement in certain respects and to also evidence the Lenders' consent of a certain transaction proposed by Borrower that would violate the Loan Agreement in the absence of a waiver;

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1. The Loan Agreement is hereby amended by revising the definition of "Permitted Acquisition" therein to read in full as follows:

                  "PERMITTED ACQUISITION" means the purchase (by asset purchase, stock purchase, merger or otherwise, subject to the other requirements of this definition set forth below) by a Borrower Entity of either (i) another physician practice management company whose primary business is the ownership and management of Practices in a manner similar to that of Borrower, or of another company in a business substantially related thereto, or (ii) all or substantially all of the assets of a Practice in the ordinary course of business (it being acknowledged that medical records and certain other professional assets that are required by Law to be owned by a Provider are not acquired in these transactions), subject to the further satisfaction of the following requirements, as applicable:

                  a. If Borrower wishes to have pre-acquisition earnings approved as Acquisition EBITDA hereunder or the approval of Lenders is required under any of the other subsections of this definition, Borrower shall have delivered to Agent and Lenders an Acquisition Certificate in the form attached hereto as Exhibit 1.1, together with all required schedules and exhibits thereto, within the time required by the terms of the Acquisition Certificate.

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                  b.       If the Total Consideration to be paid by Borrower
                           Entities in connection with any single acquisition exceeds eight (8) times the Acquisition EBITDA (as determined according to the best financial information available) of the target Practice for the most recent four fiscal quarters, the prior written approval of the Required Lenders shall be required.

                  c. If Borrower's ratio of Funded Debt to Consolidated Adjusted EBITDA, as last reported in financial statements delivered to Agent and Lenders pursuant to this Agreement, is less than 3.00:1.00, the prior written approval of the Required Lenders shall be required as to individual acquisitions for which the Total Cash Consideration is greater than Five Million and No/100 Dollars ($5,000,000.00) or for which the Total Consideration is greater than Fifteen Million and No/100 Dollars ($15,000,000.00).

                  d. If Borrower's ratio of Funded Debt to Consolidated Adjusted EBITDA, as last reported in financial statements delivered to Agent and Lenders pursuant to this Agreement, is equal to or greater than 3.00:1.00, the prior written approval of the Required Lenders shall be required as to individual acquisitions for which the Total Cash Consideration is greater than Three Million and No/100 Dollars ($3,000,000.00) or for which the Total Consideration is greater than Ten Million and No/100 Dollars ($10,000,000.00).

                  e. Borrower shall not enter into any acquisition unless both prior to and giving effect to the acquisition no Event of Default shall exist under this Agreement. All approvals of the Required Lenders under this definition shall be requested by Borrower through the delivery of the Acquisition Certificate to Lenders and Agent and responses of the Lenders shall be compiled by Agent.

         2. Section 5.11.2 of the Loan Agreement is hereby amended by deleting the period at the end of the second sentence thereof and inserting the following language:

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                  in the case of Providers who are physicians and at least Three
                  Hundred Thousand and No/100 Dollars ($300,000.00) per occurrence in the case of Providers who are not physicians.

         3. Section 6.11 of the Loan Agreement is hereby amended by deleting the word "and" in the final line thereof, deleting the period after the word "Loans" in the final line thereof, and adding the following language:

                  , and (iv) advances to Providers in connection with Permitted Acquisitions to the extent that, due to legal constraints, some or all of the acquisition consideration must be paid by the Provider rather than by a Borrower Entity, and further provided that repayment of the advance is a shared obligation of the Provider and the Borrower Entity making the related acquisition on the same proportional basis that would apply under a Service Agreement with respect to the acquisition of equipment for use by the Provider.

         4. Section 6.15 of the Loan Agreement is hereby amended by inserting the phrase "and Permitted Minority Interest Investment Entities" in the sixth line thereof following the defined term "Permitted Subsidiaries."

         5. In addition to the foregoing amendments to the Loan Agreement, the Lenders and Agent hereby consent to the following transaction and waive any violation of Section 6.11 of the Loan Agreement that the transaction would cause in the absence of a waiver:

                  Borrower is permitted to loan to Dr. Kenneth Westfield the sum of $500,000.00, unsecured, at an interest rate of 8% per annum, due and payable in full (including accrued but unpaid interest) one year from the closing date of the acquisition by Dr. Westfield of Dr. Steven P. Shearing's ophthalmology practice.

This waiver applies only to the specific transaction described herein and this Amendment does not obligate Lenders or Agent to hereafter consent to any other transaction, even if it is similar to that approved herein. Without limiting the foregoing, this waiver does not permit the loan to Dr. Westfield to remain outstanding beyond the maturity date approved above, and any extension of the maturity date or other change in essential terms from those described above would require an additional waiver, which may be issued or withheld, in the Required Lenders' discretion.

         6. As amended hereby, and subject to the waiver issued herein, the Loan Agreement remains in full effect, and all agreements among the parties with respect to the subject hereof are represented fully in this Amendment and the other written documents among the parties. Borrower shall pay the reasonable fees and expenses of Agent's counsel for the consideration, negotiation and preparation of this Amendment. The validity, construction and enforcement hereof shall be determined according to the substantive laws of the State of Tennessee.

         7. The approval of the Required Lenders is required for this Amendment to be

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effective, and all Lenders have joined in the execution hereof to evidence their consent hereto. This Amendment may be executed in counterparts, each of which shall constitute an original hereof.

                  Executed as of the date first written above.

                                   PHYSICIANS RESOURCE GROUP, INC.,
                                   a Delaware corporation, as Borrower

                                   By:

                                   Title:

                                   NATIONSBANK OF TENNESSEE, N.A.,
                                   a national banking association, as Agent

                                   By: /s/ ELIZABETH L. KNOX
                                           Elizabeth L. Knox,
                                           Senior Vice President

                                   NATIONSBANK OF TENNESSEE, N.A.,
                                   a national banking association, as a Lender

                                   By: /s/ ELIZABETH L. KNOX
                                           Elizabeth L. Knox,
                                           Senior Vice President

                                   BANK ONE TEXAS,
                                   a Texas banking corporation, as a Lender

                                   By: /s/ KAREN A. PATTERSON
                                           Karen A. Patterson,
                                           Vice President

                                   AMSOUTH BANK OF TENNESSEE,
                                   a Tennessee banking corporation, as a Lender

                                   By: /s/ CATHY M. WIND
                                           Cathy M. Wind,
                                           Vice President

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